Exhibit 99.1

News Release
INTERNATIONAL GAME TECHNOLOGY
Provides Update on Impact of Hurricane Katrina
     (Reno, NV – September 7, 2005) – International Game Technology (NYSE: IGT) today provided an update on the impact of Hurricane Katrina to its Gulf Coast area employees and operations.
     T.J. Matthews, Chairman of the Board and Chief Executive Officer commented, “We have now accounted for all 100 of our Gulf Coast area employees and are thankful that none of them was injured. Our focus is now on providing immediate assistance to our employees and their families who are dealing with the aftermath of this disaster, many of whom who have lost their homes and all of their personal belongings. To further respond to this disaster, IGT has committed $1 million to assist relief efforts for our employees, customers and the communities that have suffered from the hurricane. We have also established an IGT Employee Relief Program to assist our affected employees. IGT will provide unlimited matching dollars to employees who contribute to the Relief Program or the American Red Cross.”
     IGT’s gaming operations monitoring sites in Gulfport and New Orleans were rendered non-operational by Hurricane Katrina and remain down. We are currently working with the gaming regulators in Louisiana and Mississippi and seeking emergency approval for alternative monitoring sites that could be operational by September 30th. At the time of the hurricane, IGT owned and operated approximately 2,300 gaming devices in Louisiana and Mississippi. Approximately 900 of these devices are located in casinos that were directly affected by the disaster and will remain non-operational until such time as the casinos reopen. The balance of these devices are located in casinos that were either not affected by the hurricane or have since reopened, of which, approximately 700 are inoperable pending reestablishment of our monitoring sites. The remaining 700 devices are operating as stand-alone or Native American linked machines. It is anticipated that play levels may be soft until the markets return to normal.

News Release
International Game Technology
Provides Update on Impact of Hurricane Katrina

     At the time of the disaster, IGT had approximately 600 machines pending sale and delivery by September 30, 2005, to casinos directly impacted. In addition, IGT anticipated selling 1,000 to 2,000 units during fiscal year 2006, which are now on indefinite hold pending the reopening of casinos. Also on indefinite hold are product sales from IGT Advantage Systems of approximately $5 million for fiscal year 2005 and $2 to $3 million for fiscal year 2006.
     The estimated book value of gaming operations machines and related assets located in the effected area total approximately $10 million. The estimated book value of inventory, notes and accounts receivable, and other assets located in the effected areas is approximately $27 million.
     The Company carries comprehensive business interruption and property damage insurance policies, which are subject to policy deductibles.
     IGT remains committed to working with its employees, customers and local officials in the reconstruction efforts and will do everything reasonably possible with-in its control to support these efforts during the coming months.
     Statements in this release, which are not historical facts, are “forward looking” statements under the Private Securities Litigation Reform Act of 1995. Although IGT believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Meaningful factors which could cause actual results to differ from expectations described in this release include, but are not limited to, uncertainties generally associated with our ability and timing to restore operations of monitoring sites and IGT’s owned gaming devices, the impact on future product sales, and our ability to recover losses under insurance policies. IGT does not intend, and undertakes no obligation, to update forward-looking statements to reflect future events or circumstances.
     Information on additional risks and factors that could affect IGT’s business and financial results are included in our public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
     Contact: Patrick Cavanaugh, Director of Investor Relations, 866-296-4232